                                                                      EXHIBIT 11

                             DELTA AIR LINES, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
            FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                    (In millions except per share amounts)

                                                             1996         1995
                                                            ------       ------
PRIMARY:
  Weighted average shares outstanding                          76           51
  Additional shares assuming
    exercise of stock options                                   -            -
                                                            -----        -----
      Average shares outstanding as adjusted                   76           51
                                                            =====        =====

  Net income                                                $ 238        $ 201
  Preferred dividends series C                                  -          (20)
  Preferred dividends series B                                 (2)          (2)
                                                            -----        -----
  Net income available to primary common shares             $ 236        $ 179
                                                            =====        =====
  Primary earnings per common share                         $3.09        $3.47
                                                            =====        =====

FULLY DILUTED:

  Weighted average shares outstanding                          76           51
  Additional shares assuming:
   Conversion of series C convertible preferred stock           1           17
   Conversion of series B ESOP convertible
    preferred stock                                             2            2
   Conversion of 3.23% convertible subordinated notes           -           10
   Exercise of stock options                                    -            -
                                                            -----        -----
      Average shares outstanding as adjusted                   79           80
                                                            =====        =====

  Net income                                                $ 238        $ 201
  Interest on 3.23% convertible subordinated
    notes net of taxes                                          -            8
  Additional required ESOP contribution
    assuming conversion of series
    B ESOP convertible preferred stock                         (1)          (1)
                                                            -----        -----
  Net income available to fully diluted common shares       $ 237        $ 208
                                                            =====        =====

Fully diluted earnings per common share                     $2.98        $2.57
                                                            =====        =====